Exhibit 99.1
For Immediate Release

Contacts:    William R. Gargiulo, Jr.          231.526.1244
                     Donna Felch                           312.595.9123

The Female Health Company Initiates Cash Dividend Policy

Company Reiterates FY2010 Unit Sales and Earnings Guidance

CHICAGO, January 19, 2010 - The Female Health Company (NASDAQ-CM: FHCO - News) today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share. The dividend is payable February 16, 2010 to stockholders of record as of January 29, 2010.  The cash dividend is the first in the Company’s history.

“A key element of the philosophy of our Company, its Board of Directors, and the management team is to enhance shareholder value, and we believe a cash dividend policy will allow our shareholders to participate directly in the Company’s success,” stated O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company.  “Our profitability has continued to improve at an impressive rate during the past couple of years; we are generating cash from operations that exceeds the Company’s capital spending requirements and remain debt free.  We believe that utilizing some of this excess cash flow to pay cash dividends is in the best interests of our shareholders.”

“The initial quarterly dividend of $0.05 provides an annualized yield of 4.2% to shareholders, based upon Friday, January 15th closing stock price of $4.72 per share,” added Parrish.  “Our Board of Directors will consider future increases, if any, in the cash dividend when the Company’s operating results justify such action.”

The Company also reiterated its previously announced guidance that Fiscal 2010 unit sales are expected to increase 20%-25%, when compared with Fiscal 2009 results, and that operating earnings should increase 35% to 40% over the $6.2 million in operating income recorded in Fiscal 2009 (exclusive of previously announced one-time restructuring charges relating to the transition from FC1 to FC2, which were $1.5 million in Fiscal 2009 and are estimated to be approximately $1.7 million in Fiscal 2010).

Any future quarterly dividends and the record date for any such dividend will be approved each quarter by the Company's Board of Directors and announced by the Company.  Payment of future dividends is in the discretion of the Board of Directors and the Company may not have sufficient cash flows to continue to pay dividends.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in about 100 countries around the world. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in Europe, Canada, Australia, South Africa and the People’s Republic of China and are pending in various other countries.   The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

Use of Non-GAAP Financial Information

This release includes certain non-GAAP, financial information, specifically operating income exclusive of a $1.5 million restructuring charge.  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, because the restructuring charge related to a non-recurring event in the fourth quarter of FY2009, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.

The Company has reconciled the non-GAAP financial information included in this release in the following table:

Year Ended September 30, 2009
Operating income exclusive of restructuring charge	$6,214,638
Less: restructuring charge	$1,496,624
Operating income	$4,718,014

"Safe Harbor" statement under the Private Securities Litigation Reform Action of 1995:

The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release relate to the Company’s financial guidance for fiscal 2010 and the continuation of cash dividends in future periods.  These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance;  competition in the Company’s markets and the risk of new competitors and new competitive product introductions;  the Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments;  global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers;  the Company’s production capacity, efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2009.  Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.fc2femalecondom.com. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.